Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-166315) pertaining to the VimpelCom 2010 Stock Option Plan and VimpelCom Ltd.’s Amended and Restated VimpelCom 2000 Stock Option Plan;

(2)	Registration Statement (Form S-8 No. 333-180368) pertaining to the VimpelCom Ltd. Executive Investment Plan, and

(3)	Registration Statement (Form S-8 No. 333-183294) pertaining to the VimpelCom Ltd. Director Investment Plan;

of our reports dated May 15, 2014, with respect to the consolidated financial statements of VimpelCom Ltd. and the effectiveness of internal control over financial reporting of VimpelCom Ltd. included in this Annual Report (Form 20-F) of VimpelCom Ltd. for the year ended December 31, 2013.

/s/ERNST & YOUNG ACCOUNTANTS LLP

Amsterdam, The Netherlands